EXHIBIT 99.1

NEWS	Contacts: Clay Williams National Oilwell Varco, Inc. (713) 346-7606

Quintin V. Kneen Grant Prideco, Inc. (281) 878-5612
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO AGREES TO ACQUIRE GRANT PRIDECO
FOR COMBINATION OF STOCK AND CASH
HOUSTON, TX, December 17, 2007 — National Oilwell Varco, Inc. (NYSE: NOV) and Grant Prideco, Inc. (NYSE: GRP) jointly announced today that they have entered into a definitive merger agreement pursuant to which National Oilwell Varco will acquire all of the outstanding shares of Grant Prideco for consideration of $23.20 in cash and 0.4498 shares of National Oilwell Varco per share of Grant Prideco. Based on Friday December 14, 2007’s closing share prices for both companies, the combined consideration totals $58 per share for Grant Prideco, a premium of 22 percent. This transaction is not expected to have an impact on Grant Prideco’s pending sale of its tubular businesses to Vallourec S.A.
The merger agreement was unanimously approved by each company’s board of directors. Upon completion of the transaction it is anticipated that the current stockholders of National Oilwell Varco will own approximately 86 percent of the combined company and the current stockholders of Grant Prideco will own approximately 14 percent.
The transaction is expected to be accretive to earnings and cash flow per share for National Oilwell Varco in 2008, on a pro forma full-year basis and assuming a full year rate of estimated consolidation cost savings of $40 million. Based on National Oilwell Varco’s Friday closing price the combined company would have an equity market capitalization of approximately $32 billion.
The transaction is expected to be tax free to Grant Prideco and the stock portion of the consideration will be received tax free by its stockholders. National Oilwell Varco will finance the cash portion of the transaction through a combination of cash on hand and debt, for which bank commitments have been secured.
Post Office Box 4888 Houston, Texas 77210-4888 (713) 346-7500

Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “We are delighted with the way this transaction advances our strategic goal of providing more products and services to our customers. We believe Grant Prideco’s product range will add new growing market segments to National Oilwell Varco and benefit our customers’ needs worldwide. We believe this transaction will afford excellent opportunities for the stockholders and customers of both companies. We look forward to welcoming Grant Prideco’s employees to the National Oilwell Varco organization and working together to realize the new opportunities we expect to achieve from this combination.”
Michael McShane, Chairman, President and CEO of Grant Prideco, Inc., commented, “This is a great transaction for our shareholders in which they realize a significant premium and have the opportunity to participate in a larger, more diverse company. We are looking forward to a successful combination with National Oilwell Varco. The combination with a world class organization such as National Oilwell Varco will provide better opportunities for continued growth of our product lines and for our employees.”
The transaction is subject to various conditions including stockholder approval of Grant Prideco and customary regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. It is anticipated that the Grant Prideco stockholder meeting and the closing of the transaction would occur late in the first quarter or early second quarter of 2008. Goldman, Sachs & Co. acted as financial advisor to National Oilwell Varco and Credit Suisse Securities (USA) LLC acted as financial advisor to Grant Prideco.
Conference Call
A joint conference call to discuss the transaction will be held this morning at 9:00 a.m. Central Time. The call will be broadcast through the Investor Relations link on both National Oilwell Varco’s and Grant Prideco’s web sites at www.nov.com and www.grantprideco.com, and a replay will be available on these sites for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2125 five to ten minutes prior to the scheduled start time.
About National Oilwell Varco
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
About Grant Prideco
Grant Prideco is a world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit and specialty tools, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.
Post Office Box 4888 Houston, Texas 77210-4888 (713) 346-7500

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements include, without limitation, statements regarding the consummation of the transaction, its effects on future earnings or other operating results, the expected closing date of the transaction, any other effect or benefit of the transaction, and any other statements that are not historical facts. These risks and uncertainties include the ability of National Oilwell Varco and Grant Prideco to achieve their forecasted operating results and the cost savings and operating benefits currently expected from the proposed transaction and the timing and receipt of approvals for the merger. Other risks and uncertainties, which are more fully described in documents filed by National Oilwell Varco and by Grant Prideco with the Securities and Exchange Commission, including Annual Reports on Form 10-K, could cause actual results to differ from those contained in the forward-looking statements.
Additional Information
In connection with the proposed merger, National Oilwell Varco will file a Registration Statement on Form S-4 and Grant Prideco, Inc. will file a proxy statement with the Securities and Exchange Commission. Grant Prideco, Inc. and its respective directors and officers may be deemed to be participants in the solicitation of proxies from its stockholders. Information about these persons can be found in Grant Prideco’s Annual Report on Form 10-K filed with the SEC and additional information about such persons may be obtained from the proxy statement when it becomes available. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE FORM S-4 AND PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a copy of such documents when they become available, without charge, from the SEC’s web site at www.sec.gov. Copies of such documents may also be obtained free of charge from National Oilwell Varco’s website at www.nov.comand Grant Prideco’s web site at www.grantprideco.com.
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Post Office Box 4888 Houston, Texas 77210-4888 (713) 346-7500